Exhibit 99


   GE Consumer Finance, Dillard's and American Express Introduce New Dillard's American Express(R) Card; Dillard's American Express Card is first product issued under GE Consumer Finance and American Express issuing alliance


     NEW YORK, STAMFORD, Conn. & LITTLE ROCK, Ark.--(BUSINESS WIRE)--March 20, 2006--GE Consumer Finance, Dillard's and American Express today announced the launch of the new Dillard's American Express Card. The Cards carry the Dillard's and American Express logos, and are accepted at Dillard's and the millions of merchants who accept American Express worldwide.
     Beginning March 21, shoppers can apply in any of Dillard's 330 stores or online at www.Dillards.com.
     Cardmembers will benefit from an accelerated rewards program, earning two Dillard's Reward Points for every $1 spent at Dillard's, and one point for every $1 spent at other locations where American Express is accepted. The new Card offers no annual fee, exclusive Cardmember events and sales offers, and the flexibility to pay the monthly balance or a minimum payment. Customers will also receive several additional benefits of shopping with the Dillard's American Express Card, including retail protection, extended warranty, emergency assistance, cash access and access to American Express' over 2,200 Travel Services locations worldwide.
     The Dillard's American Express Card is the first product to be offered under the card issuing alliance formed between American Express and GE Consumer Finance in January 2006. GE Consumer Finance will be responsible for issuing the Dillard's American Express Cards, managing the customer relationship and providing customer service, billing and credit management.
     "The new Dillard's American Express Card is an example of the choice and flexibility GE Consumer Finance can offer our retail partners," said Margaret Keane, President and CEO of GE Consumer Finance's Retail Consumer Finance unit. "Now, loyal Dillard's shoppers can accelerate their rewards through purchases anywhere American Express is accepted."
     Dillard's is among the nation's largest fashion apparel and home furnishings retailers with 330 stores in 29 states.
     "The Dillard's American Express Card marks another exciting customer service enhancement accomplished in partnership with GE Consumer Finance. Dillard's customers are already familiar with the flexibility, global reputation and great service of American Express. Extending that reputation and service to a co-branded Dillard's card is a completely natural progression for us," said Dillard's Chief Executive Officer, William Dillard, II
     The Dillard's American Express Card represents American Express' Global Network Services division's first entry into the retail co-brand card market.
     "The Dillard's American Express Card is a high quality product from three very successful and customer-focused organizations, and is an excellent start to our partnership with GE," said Barry Rodrigues, executive vice president of American Express' Global Network Services. "Dillard's has long been a valuable part of our merchant network, and we are delighted to offer their loyal shoppers the flexibility to use their cards at millions of merchants around the world."

     About GE Consumer Finance

     With $163 billion in assets, GE Consumer Finance, a unit of General Electric Company (NYSE:GE), is a leading provider of credit services to consumers, retailers and auto dealers in 47 countries around the world. GE Consumer Finance, based in Stamford, Connecticut, offers a range of financial products, including private label credit cards, personal loans, bank cards, auto loans and leases, mortgages, corporate travel and purchasing cards, debt consolidation and home equity loans and credit insurance. More information can be found online at www.geconsumerfinance.com.

     About American Express

     American Express Company is a diversified worldwide travel, financial and network services company, founded in 1850. It is a world leader in charge and credit cards, Travelers Cheques, travel, insurance and international banking.
     American Express has been aggressively pursuing a strategy of opening its merchant network to third party issuers around the world. By leveraging its global infrastructure and the powerful appeal of the American Express brand, American Express aims to gain even broader reach for its network worldwide. American Express has now established nearly 100 card-issuing partnership arrangements in close to 110 countries.

     About Dillard's

     Dillard's, Inc. (NYSE: DDS) ranks among the nation's largest fashion apparel and home furnishings retailers with annual revenues exceeding $7.7 billion. The Company focuses on delivering maximum fashion and value to its shoppers by offering compelling apparel and home selections complemented by exceptional customer care. Dillard's stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The Company operates 330 Dillard's locations spanning 29 states, all with one nameplate - Dillard's. More information about Dillard's can be found at www.dillards.com.


     CONTACT: GE Consumer Finance
              Jennifer Schiavone, 203-585-6252
                           or
              American Express
              Keri Buster, 212-640-6193
                           or
              Dillard's
              Julie J. Bull, 501-376-5965